Exhibit 5.1

98 SAN JACINTO BLVD. SUITE 1500 AUSTIN, TEXAS 78701-4078 TEL +1 512.322.2500 FAX +1 512.322.2501 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

March 30, 2018

Tallgrass Energy GP, LP

4200 W. 115th Street

Suite 350

Leawood, KS 66211

Ladies and Gentlemen:

We have acted as counsel for Tallgrass Energy GP, LP, a Delaware limited partnership (“TEGP”), in connection with TEGP’s registration statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed issuance by TEGP of up to 95,463,612 of its Class A shares representing limited partner interests in TEGP (the “Class A Shares”), pursuant to the Agreement and Plan of Merger, dated as of March 26, 2018, by and among TEGP, Tallgrass Equity, LLC, Tallgrass Energy Partners, LP, Tallgrass MLP GP, LLC and Razor Merger Sub, LLC (the “Merger Agreement”).

In our capacity as your counsel in the connection referred to above and as a basis for the opinions herein after expressed, we have examined (i) the Partnership Agreement and the Certificate of Limited Partnership of TEGP, each as amended to the date hereof, (ii) the Amended and Restated Limited Liability Company Agreement of TEGP Management, LLC, a Delaware limited liability company and the general partner of TEGP (the “General Partner”), and the Certificate of Formation of the General Partner, each as amended to the date hereof, (iii) originals, or copies certified or otherwise identified, of the partnership and limited liability company records of TEGP and the General Partner, including minute books of the General Partner as furnished to us by the General Partner, (iv) originals, or copies certified or otherwise identified, of certificates of public officials and of representatives of TEGP and the General Partner, (v) the Registration Statement and the proxy statement/prospectus contained therein (the “Proxy Statement/Prospectus”) and (vi) statutes and other instruments and documents as we have deemed necessary or advisable for purposes of this opinion.

In connection with this opinion, we have assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective; (ii) all Class A Shares will be issued and sold in the manner described in the Proxy Statement/Prospectus and in accordance with the terms of the Merger Agreement; (iii) the certificates, if any, for the Class A Shares will conform to the specimens thereof examined by us and will have been duly countersigned by a transfer agent and duly registered by a registrar of the Class A Shares, or, if uncertificated, valid book-entry notations will have been made in the

March 30, 2018

unit register of TEGP in accordance with the provisions of the governing documents of TEGP; and (iv) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine.

Based upon and subject to the foregoing, we are of the opinion that, when issued and delivered by TEGP in accordance with the Merger Agreement, the Class A Shares will be validly issued, fully paid and nonassessable.

The opinions set forth above are limited in all respects to matters of the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act, and applicable reported judicial decisions, rules and regulations interpreting and implementing those laws, and applicable federal law of the United States of America, in each case as in effect on the date hereof. We express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the Proxy Statement/Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.